Exhibit 99.1

U. S. Physical Therapy Reports Third Quarter and Nine Months Results

Company Declares Quarterly Dividend and Revises Guidance

HOUSTON--(BUSINESS WIRE)--November 7, 2013--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the third quarter and nine months ended September 30, 2013.

U.S. Physical Therapy’s net income attributable to common shareholders from continuing operations for the three months ended September 30, 2013 was $4.7 million and diluted earnings per share from continuing operations were $0.38.

During the quarter ended September 30, 2013, the Company sold the remaining piece of its former Physician Services business, which is treated as a discontinued operation for financial reporting purposes. The results for the quarter include losses of $4.4 million, which represents the operational loss of the physician services business and write-down of its net assets, inclusive of intangible assets, less sale proceeds net of appropriate reserves. Net income attributable to common shareholders, inclusive of discontinued operations for the three month period, was $227,000, or $.02 per diluted share.

Net income from continuing operations attributable to common shareholders for the nine months ended September 30, 2013 was $13.6 million and diluted earnings per share from continuing operations were $1.12.

Net income attributable to common shareholders, inclusive of discontinued operations for the nine month period, was $8.9 million, or $.73 per diluted share. As further described above the results for the nine months include $4.7 million in losses from discontinued operations, which represents the operational loss of the physician services business and the write-down of its net assets.

Third Quarter 2013 Compared to Third Quarter 2012 from Continuing Operations (Unless Otherwise Noted)

  Net revenues increased 6.0% from $62,102,000 in the third quarter of 2012 to $65,829,000 in the third quarter of 2013, due to an increase in visits from 575,000 to 611,000 offset by a small decrease in the average net patient revenue per visit to $105.27 from $105.68 in the comparable 2012 period.
  Total clinic operating costs were $49,701,000, or 75.5% of net revenues, in the third quarter of 2013, as compared to $46,660,000, or 75.1% of net revenues, in the 2012 period. The increase was primarily attributable to $4,065,000 in operating costs of new clinics opened or acquired in the past 12 months offset by a reduction in operating costs of $1,024,000 for those clinics opened or acquired prior to the past 12 months. Clinic salaries and related costs were 54.3% of net revenues in the recent quarter versus 53.2% in the 2012 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.6% for the recent quarter versus 19.9% in the 2012 period. The provision for doubtful accounts as a percentage of net revenues was 1.7% for the 2013 period and 2.0% in the 2012 period.
  The gross margin for the third quarter of 2013 increased to $16,128,000 from $15,442,000 in the third quarter of 2012. The gross margin percentage was 24.5% for the 2013 quarter as compared to 24.9% for the comparable 2012 period.
  Corporate office costs were $6,224,000 in the third quarter of 2013 as compared to $5,907,000 in the 2012 third quarter. Corporate office costs were 9.5% of net revenues in both the 2013 and 2012 periods.
  Operating income for the recent quarter was $9,904,000 compared to $9,535,000 in the 2012 third quarter.
  Interest expense was $133,000 in the third quarter of 2013 versus $142,000 in the third quarter of last year.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income attributable to non-controlling interests, inclusive of discontinued operations, was $2,032,000 in the recent quarter as compared to $1,735,000 in the year earlier period.
  Net income attributable to common shareholders for the three months ended September 30, 2013 was $4,659,000 compared to $4,622,000 for the three months ended September 30, 2012. Diluted earnings per share were $0.38 for both the 2013 and 2012 periods.
  Same store revenue for de novo and acquired clinics open for one year or more decreased 2.0% as and visits decreased by 1% and the average net rate was down slightly. Same store revenue and visits were adjusted to reflect the same number of days in each period as the 2013 period included 64 days of operations while the 2012 period included 63 days.

Nine Months 2013 Compared to Nine Months 2012 from Continuing Operations (Unless Otherwise Noted)

  Net revenues increased 4.4% from $187,270,000 in the first nine months of 2012 to $195,453,000 in the first nine months of 2013, due to an increase in visits from 1,740,000 to 1,803,000 and an increase in the average net patient revenue per visit to $105.96 from $105.23 in the comparable 2012 period.
  Total clinic operating costs were $146,890,000, or 75.2% of net revenues, in the first nine months of 2013, as compared to $138,739,000, or 74.1% of net revenues, in the 2012 period. The increase was primarily attributable to $7,943,000 in operating costs of new clinics opened or acquired in the past 12 months and a slight increase in operating costs of $208,000 for those clinics opened or acquired prior to the past 12 months. Clinic salaries and related costs were 53.9% of net revenues in the recent nine months versus 52.3% in the 2012 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 19.5% for the recent nine months versus 19.8% in the 2012 period. The provision for doubtful accounts as a percentage of net revenues was 1.7% for the 2013 period versus 1.9% in the 2012 period.
  Gross margin for the first nine months of 2013 was $48,563,000, or 24.8%, compared to $48,531,000, or 25.9%, for the comparable 2012 period.
  Corporate office costs were $19,165,000 in the 2013 nine months period as compared to $18,426,000 in the 2012 first nine months. Corporate office costs were 9.8% of net revenues in both the 2013 and 2012 periods.
  Operating income for the first nine months of 2013 was $29,398,000 compared to $30,105,000 in the 2012 first nine months.
  Interest expense was $398,000 in the first nine months of 2013 versus $449,000 in the first nine months of 2012.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income attributable to common shareholders was $13,589,000 in the first nine months of 2013 as compared to $13,982,000 in the year earlier period. Diluted earnings per share was $1.12 for the nine month period of 2013 as compared to $1.18 for the 2012 period.
  Same store revenues, visits and net rate per visit for de novo and acquired clinics open for one year or more were flat.

Management Earnings Guidance

U.S. Physical Therapy’s management now expects the Company’s earnings from continuing operations for the year 2013 to be in the range of $17.2 million to $17.8 million in net income and $1.42 to $1.47 in diluted earnings per share. Results for 2013 have been adversely affected by the Federal government’s MPPR and sequestration reimbursement reductions for Medicare patients which it is estimated will impact the Company’s earnings from continuing operations this year by approximately $2.7 million or $.22 in diluted earnings per share. Management’s updated guidance range represents projected earnings from existing operations and excludes future potential acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

Chris Reading, Chief Executive Officer, said, “Our partners and management team have made progress in overcoming the effect of MPPR and sequestration although there is still work to be done. Additionally, patient visits in July and August were slightly lower than expected but visits picked up in September. We now expect our earnings for 2013 to fall a little short of 2012. We have completed three acquisitions year-to-date and are presently working on several others. Management believes that our continued internal and external development growth will position the Company well for 2014.”

U.S. Physical Therapy Declares Quarterly Dividend

The fourth quarterly dividend of 2013 for $.10 per share will be paid on December 6 to shareholders of record as of November 15.

Third Quarter 2013 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, November 7, 2013 to discuss the Company’s Quarter and Nine Months Ended September 30, 2013 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 75992067 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until January 7, 2014.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  business and regulatory conditions including federal and state regulations;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  revenue and earnings expectations;
  general economic conditions;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 447 outpatient physical and occupational therapy clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 19 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net patient revenues	$64,368	$60,719	$191,027	$183,048
Other revenues	1,461	1,383	4,426	4,222
Net revenues	65,829	62,102	195,453	187,270

Clinic operating costs:
Salaries and related costs	35,733	33,037	105,318	97,974
Rent, clinic supplies, contract labor and other	12,878	12,368	38,161	37,051
Provision for doubtful accounts	1,095	1,250	3,390	3,638
Closure costs	(5)	5	21	76
Total clinic operating costs	49,701	46,660	146,890	138,739

Gross margin	16,128	15,442	48,563	48,531

Corporate office costs	6,224	5,907	19,165	18,426

Operating income from continuing operations	9,904	9,535	29,398	30,105

Interest and other income, net	2	1	5	4
Interest expense	(133)	(142)	(398)	(449)

Income before taxes from continuing operations	9,773	9,394	29,005	29,660
Provision for income taxes	3,017	2,992	8,798	9,052

Net income from continuing operations including non-controlling interests	6,756	6,402	20,207	20,608
Discontinued operations, net of tax	(4,497)	(104)	(4,965)	(184)
Net income including non-controlling interests	2,259	6,298	15,242	20,424
Less: net income attributable to non-controlling interests	(2,032)	(1,735)	(6,380)	(6,534)
Net income attributable to common shareholders	$227	$4,563	$8,862	$13,890

Basic earnings per share attributable to common shareholders:
From continuing operations	$0.38	$0.39	$1.13	$1.19
From discontinued operations	(0.36)	(0.00)	(0.39)	(0.01)
Basic	$0.02	$0.39	$0.74	$1.18

Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.38	$0.38	$1.12	$1.18
From discontinued operations	(0.36)	(0.00)	(0.39)	(0.01)
Diluted	$0.02	$0.38	$0.73	$1.17

Shares used in computation:
Basic	12,106	11,827	12,050	11,778

Diluted	12,120	11,928	12,069	11,892

Dividends declared per common share	$0.10	$0.09	$0.30	$0.27

Earnings attributable to common shareholders:
From continuing operations	$4,659	$4,622	$13,589	$13,982
From discontinued operations	(4,432)	(59)	(4,727)	(92)
	$227	$4,563	$8,862	$13,890

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Earnings attributable to common shareholders:
From continuing operations	$4,659	$4,622	$13,589	$13,982
From discontinued operations	(4,432)	(59)	(4,727)	(92)
	$227	$4,563	$8,862	$13,890

Basic earnings per share attributable to common shareholders:
From continuing operations	$0.38	$0.39	$1.13	$1.19
From discontinued operations	(0.36)	0.00	(0.39)	(0.01)
Basic	$0.02	$0.39	$0.74	$1.18

Diluted earnings per share attributable to common shareholders:
From continuing operations	$0.38	$0.38	$1.12	$1.18
From discontinued operations	(0.36)	0.00	(0.39)	(0.01)
Diluted	$0.02	$0.38	$0.73	$1.17

Shares used in computation:
Basic earnings per share -
weighted-average shares	12,106	11,827	12,050	11,778
Effect of dilutive securities -
Stock options	14	101	19	114
Denominator for diluted earnings per share -
adjusted weighted-average shares	12,120	11,928	12,069	11,892

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,123	$11,671
Patient accounts receivable, less allowance for doubtful
accounts of $1,427 and $1,595, respectively	27,289	25,973
Accounts receivable - other, less allowance for doubtful
accounts of $198 and $514, respectively	1,263	1,703
Other current assets	4,482	5,975
Total current assets	45,157	45,322

Fixed assets:
Furniture and equipment	37,496	36,316
Leasehold improvements	22,170	20,858
	59,666	57,174
Less accumulated depreciation and amortization	46,150	44,158
	13,516	13,016
Goodwill	105,234	100,188
Other intangible assets, net	14,672	12,146
Other assets	1,078	1,042
	$179,657	$171,714

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,301	$1,732
Accrued expenses	14,779	14,116
Current portion of notes payable	575	459
Total current liabilities	16,655	16,307
Notes payable	400	175
Revolving line of credit	14,150	17,400
Deferred rent	1,015	894
Other long-term liabilities	728	2,279
Total liabilities	32,948	37,055

Commitments and contingencies

Shareholders' equity:
U. S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,321,557 and 14,129,651 shares issued, respectively	143	141
Additional paid-in capital	39,225	37,489
Retained earnings	116,555	111,321
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U. S. Physical Therapy, Inc. shareholders' equity	124,295	117,323
Non-controlling interests	22,414	17,336
Total equity	146,709	134,659
	$179,657	$171,714

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(unaudited)

	Nine Months Ended September 30,
	2013	2012

OPERATING ACTIVITIES
Net income including non-controlling interests	$15,242	$20,424
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	4,181	4,016
Provision for doubtful accounts	3,377	3,656
Equity-based awards compensation expense	2,092	1,589
Loss on sale of business and sale or abandonment of assets, net	7,233	129
Deferred income tax	(543)	2,535
Other	(277)	(381)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,318)	(1,298)
Increase in accounts receivable - other	(41)	(482)
Decrease in other assets	1,148	471
Decrease in accounts payable and accrued expenses	(899)	(1,709)
Increase in other liabilities	664	400
Net cash provided by operating activities	28,859	29,350

INVESTING ACTIVITIES
Purchase of fixed assets	(3,458)	(2,948)
Purchase of businesses, net of cash acquired	(10,128)	(7,402)
Acquisitions of non-controlling interests, net of sales	(1,668)	(1,314)
Net proceeds on sale of non controlling interest, fixed assets and business	448	297
Net cash used in investing activities	(14,806)	(11,367)

FINANCING ACTIVITIES
Distributions to non-controlling interests	(6,588)	(6,850)
Cash dividends to shareholders	(3,628)	(3,183)
Proceeds from revolving line of credit	88,450	55,900
Payments on revolving line of credit	(91,700)	(63,300)
Payment of notes payable	(459)	(284)
Excess tax benefit from stock options exercised	277	381
Other	47	53
Net cash used in financing activities	(13,601)	(17,283)

Net increase in cash	452	700
Cash - beginning of period	11,671	9,983
Cash - end of period	$12,123	$10,683

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,402	$5,200
Interest	$352	$538
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$800	$350

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Date	Clinics

December 31, 2010	392

March 31, 2011	397
June 30, 2011	398
September 30, 2011	420
December 31, 2011	416

March 31, 2012	414
June 30, 2012	419
September 30, 2012	423
December 31, 2012	431

March 31, 2013	441
June 30, 2013	449
September 30, 2013	447

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, 646-536-7017